Exhibit 10.34

AUFHEBUNGSVERTRAG	CANCELLATION AGREEMENT

zwischen	between
SCM Microsystems GmbH
Oskar-Messter-Straße 13
85737 Ismaning

- nachfolgend “SCM” genannt -	- hereinafter referred to as “SCM” -

und	and
Mr. Sour Chhor
18, Rue du Miroir
91200 Athis Mons
FRANCE

- nachfolgend “Mitarbeiter” genannt -	- hereinafter referred to as “Employee” -

§ 1 Beendigung des Arbeitsverhältnisses	§ 1 Termination of Employment

Die Parteien sind sich darüber einig, dass das zwischen ihnen bestehende Arbeitsverhältnis zum 30.06.2009 im gegenseitigen Einvernehmen beendet wird. Bei dieser Frist wurde die vereinbarte Kündigungsfrist eingehalten.
The parties agree that the employment agreement they concluded will be terminated as of June 30, 2009 by mutual agreement. This date means that the agreed notice period has been upheld.

§ 2 Arbeitsfreistellung	§ 2 Paid Leave

Der Mitarbeiter erhält das regelmäßige monatliche Basisgehalt in Höhe von 15.000 € und die monatliche allowance in Höhe von 900 € bis zum 30.06.2009 weitergezahlt.	The employee will receive his regular monthly salary of € 15,000 and monthly allowance of € 900 which will be paid until June 30, 2009.

Der Mitarbeiter wird mit sofortiger Wirkung bis zu dem in § 1 genannten rechtlichen Beendigungszeitpunkt des Arbeitsverhältnisses freigestellt.	The employee is released from his duties with immediate effect until the date the employment relationship ends as detailed in § 1 above.

Die Freistellung erfolgt unter Anrechnung der noch zustehenden Resturlaubsansprüche sowie sonstiger eventueller Freistellungsansprüche. Der zustehende Resturlaub wird zu Beginn der Freistellung gewährt
Any remaining vacation entitlements are netted against this release from duties. The remaining vacation due to the employee will be granted at the start of the paid leave.

§ 3 Urlaub	§ 3 Vacation

Der dem Arbeitnehmer bis zur Beendigung des Arbeitsverhältnisses zustehende Resturlaub wird während der Arbeitsfreistellung gewährt.	The remaining vacation due to the employee through to the end of the employment relationship will be granted during the paid leave.

§ 4 Bonuszahlungen	§ 4 Bonus Payments

SCM zahlt dem Mitarbeiter neben dem Grundgehalt einen Bonus für Q1 2009 und Q2 2009 in Höhe von jeweils 18.000. €, insgesamt also 36.000 €.

Darüber hinaus hat der Mitarbeiter keine weiteren Ansprüche auf Bonuszahlungen, Gratifikationen, etc.
SCM will pay the employee over and above the basic salary a bonus for Q1 2009 and Q2 2009 of € 18,000 for each quarter. This bonus thus totals € 36,000.

The employee has no further claims to bonus payments etc. over and above this entitlement.

§ 5 Geheimhaltung; Erfindungen, sonstige Schutzrechte	§ 5 Non-Disclosure, Inventions, Other Industrial Property Rights

Von diesem Vertrag bleiben die zwischen SCM und dem Mitarbeiter in §§ 9-11 des Anstellungsvertrags vom 17./21.01.2008 geschlossenen Vereinbarungen über Geheimhaltung, Erfindungen und sonstige Schutzrechte unberührt.
The agreements on confidentiality, inventions and other industrial property rights agreed between SCM and the employee in Items 9 – 11 of the employment agreement dated January 17/21, 2008 remain unaffected by this agreement.

§ 6 Firmeneigentum	§ 6 Company Property

Der Mitarbeiter verpflichtet sich, sämtliche ihm von SCM zur Verfügung gestellten Arbeitsmittel spätestens am 30.06.2009 vollständig an SCM herauszugeben.	The employee undertakes to return all company property provided by SCM in full at the latest on June 30, 2009.

§ 7 Ausgleich aller Ansprüche	§ 7 Settlement of All Claims

Die Parteien sind sich darüber einig, dass mit der Erfüllung dieses Vertrages keine gegenseitigen Ansprüche aus dem Arbeitsverhältnis mehr bestehen.	The parties agree that no mutual claims resulting from the employment relationship exist once this agreement has been fulfilled.

§ 8 Schlussbestimmungen	§ 8 Miscellaneous

(1) Diese Zusatzvereinbarung ist in deutscher und englischer Sprache ausgefertigt. Im Fall einer Unstimmigkeit oder eines Widerspruchs zwischen der deutschen und der englischen Fassung hat die deutsche Fassung Vorrang.
(1) This Supplemental Agreement is executed in both German and English. In case of discrepancies or contradictions between the German and the English version, the German version shall prevail.

(2) Alle übrigen Bestimmungen des Anstellungsvertrages bleiben unverändert bestehen.	(2) All other terms and conditions of the employment contract remain unchanged.

(3) Mündliche Nebenabreden zu dieser Zusatzvereinbarung bestehen nicht. Änderungen und Ergänzungen zu diesem Vertrag, einschließlich dieser Bestimmung, bedürfen zu ihrer Rechtswirksamkeit der Schriftform.
(3) No verbal side agreements to this Supplemental Agreement exist. Modifications and additions to this Agreement require written form to be valid; the same applies to this written form requirement.

(4) Dieser Vertrag unterliegt dem Recht der Bundesrepublik Deutschland.	(4) This Agreement is subject to German law.

(5) Vereinbarter Gerichtsstand ist München.	(5) The courts of Munich shall have jurisdiction.

Ismaning, den	Ismaning,
SCM Microsystems GmbH

/s/ Stephan Rohaly	/s/ Eang Sour Chhor

Stephan Rohaly	Sour Chhor

Dated: 5 February 2009	Dated: 5 February 2009

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